Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO
(561) 627-7171

Palm Beach Gardens, FL	January 11, 2011

DYCOM ANNOUNCES PRICING OF SENIOR SUBORDINATED NOTES OFFERING

Palm Beach Gardens, Florida, January 11, 2011 — Dycom Industries, Inc. (NYSE:DY) today announced that its wholly-owned subsidiary, Dycom Investments, Inc., has priced its offering of $187.5 million in aggregate principal amount of 7.125% Senior Subordinated Notes due 2021 (the “Notes”), in an offering to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended.  The issue price is 100% of the principal amount of the Notes.  The aggregate principal amount of Notes was increased from the $175 million which had been previously announced on January 6, 2011.  The closing of the sale of the Notes, which is subject to customary conditions, is expected to occur on January 21, 2011.

The Notes will be guaranteed on an unsecured senior subordinated basis by Dycom Industries, Inc. and certain of its subsidiaries.  The net proceeds from the offering, which are estimated to be approximately $183 million after discounts and expenses, will be used to repurchase any and all of its outstanding 8.125% Senior Subordinated Notes due 2015 (the “2015 Notes”) pursuant to the cash tender offer and consent solicitation commenced by Dycom Investments, Inc. on January 6, 2011 (and to redeem any outstanding 2015 Notes not so purchased).  Dycom Investments, Inc. intends to use any remaining net proceeds, after the repurchase of the 2015 Notes and associated fees and expenses, for working capital and other general corporate purposes.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful.  Any offers of the notes will be made only by means of an offering memorandum.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Dycom

Dycom is a leading provider of specialty contracting services throughout the United States.  These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities including telecommunications providers, and other construction and maintenance services to electric and gas utilities and others.

Forward-Looking Statements

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act.  These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include but are not limited to: anticipated outcomes of contingent events, including litigation; projections of revenues, income or loss, or capital expenditures; whether the carrying value of our assets are impaired; plans for future operations, growth and acquisitions, dispositions, or financial needs; availability of financing; plans relating to our services, including our contract backlog; restrictions imposed by our credit agreement and the indenture governing the notes; the use of our cash flow to service our debt; future economic conditions and trends in the industries we serve; assumptions relating to any of foregoing, as well as other risks detailed in our filings with the Securities and Exchange Commission. We do not undertake to update forward-looking statements.